Exhibit 10.1

RETIREMENT AND RESTRICTIVE COVENANT AGREEMENT

This Retirement and Restrictive Covenant Agreement (this “Agreement”) by and between Hancock Holding Company, a Mississippi corporation (the “Company”), and Carl J. Chaney (“Executive”) is dated as of November 13, 2014.

WHEREAS, Executive is employed by the Company as President and Chief Executive Officer of the Company and President of Whitney Bank (the “Bank”) and serves on the Board of the Directors of the Company (the “Board”) and the Board of Directors of the Bank (the “Bank Board”);

WHEREAS, Executive resigned from the position of President of the Company and the Bank effective November 13, 2014, and shall retire from the position of Chief Executive Officer of the Company and as a member of the Board and the Bank Board, and from all other positions at the Company and the Bank, effective December 31, 2014 (the “Termination Date”); and

WHEREAS, the Company and Executive have reached a mutual agreement relating to Executive’s resignation and retirement and his agreement to be bound by certain restrictive covenants following his retirement, and they wish to set forth their mutual agreement as to such terms and conditions as set forth herein;

NOW, THEREFORE, the Company and Executive hereby agree as follows:

1. Resignation and Retirement. Effective as of November 13, 2014, Executive resigned from the position of President of the Company and the Bank. Effective as of the Termination Date, Executive has resigned and shall cease serving as Chief Executive Officer of the Company, as a member of the Board and the Bank Board, and in any other position he then holds as an officer or member of the board of directors of any of the Company’s subsidiaries or affiliates. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignations.

2. Compensation Matters.

(a) Compensation through December 31, 2014. While employed as Chief Executive Officer through the Termination Date, Executive shall continue to receive his current base salary ($707,000) and be eligible to participate in the Company’s employee benefit plans on the same basis as other senior executives of the Company.

(b) Compensation upon Retirement.

(i) Equity Compensation. Subject to Executive’s continued employment through the Termination Date and the execution and effectiveness of the Release (as defined in Section 4), effective as of the effective date of the Release (as set forth in Paragraph 9 of the Release), the restricted stock awards granted to Executive during fiscal years 2009 through 2013 shall vest on a pro-rata basis as set forth in Schedule A attached hereto; provided, however, that the restricted stock award granted in connection with Executive’s relocation to Louisiana in October 2013 will vest in full. Effective as of the Termination Date, Executive’s outstanding stock options (whether vested or unvested) and performance share awards shall be forfeited and terminate immediately for no consideration and he shall have no further rights with respect thereto.

(ii) Executive Incentive Plan Bonus. Subject to Executive’s continued employment through the Termination Date, his compliance with the Restrictive Covenants (as defined in Section 3) and the execution and effectiveness of the Release, Executive shall be eligible to be awarded a bonus under the Company’s Executive Incentive Plan (the “EIP”) for the fiscal year ending December 31, 2014, as determined by the Compensation Committee of the Board based on the Company’s actual performance for the Company’s 2014 fiscal year and otherwise in accordance with the EIP and the Company’s customary practices. Any such bonus shall be payable in a lump sum in cash at the same time as 2014 annual bonuses are paid to other EIP participants.

(iii) Nonqualified Deferred Compensation Plan. For purposes of this Section 2(b)(iii), all capitalized terms not otherwise defined herein shall have the meaning set forth in the Company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”). Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and, as such, all payments under the NQDC Plan as a result of Executive’s separation from service on the Termination Date shall be subject to the six-month delay of payment in accordance with the terms of the NQDC Plan. Following the Termination Date, the account balances in Executive’s Deferral Account and Executive’s Company Restoration Matching Account under the NQDC Plan shall become payable in accordance with the terms of the NQDC Plan. In addition, Executive and the Company agree that the portion of Executive’s Supplemental Contribution Account under the NQDC Plan that would be vested as of the Termination Date (which vested amount is equal to approximately $787,111 as of November 13, 2014 and will increase or decrease through the payment date based on Executive’s deemed investment elections) and the amount attributable to the vested portion of the Supplemental Contribution Account as of the payment date shall become payable in accordance with the terms of the NQDC Plan following the Termination Date. Subject to Executive’s continued employment through the Termination Date, his compliance with the Restrictive Covenants and the execution and effectiveness of the Release, the portion of Executive’s Supplemental Contribution Account that would be unvested as of the Termination Date, which Executive and the Company agree is equal to approximately $1,836,593 as of November 13, 2014 and includes the Supplemental Contribution for fiscal year 2014 (such amount, subject to increase or decrease through the payment date based on Executive’s deemed investment elections, the “Discretionary NQDC Amount”), shall vest in full as of the Termination Date and, subject to Section 2(e), the Discretionary NQDC Amount as of the payment date shall become payable following the Termination Date in accordance with the terms of the NQDC Plan. Except as set forth in this Section 2(b)(iii), Executive shall have no further rights under the NQDC Plan.

(c) Restrictive Covenant Payment. Subject to Executive’s continued employment through the Termination Date, his compliance with the Restrictive Covenants and the execution and effectiveness of the Release, Executive shall, subject to Section 2(e), be entitled to a lump sum cash payment in an amount equal to one year of Executive’s base salary as in effect on the Termination Date ($707,000) (the “Covenant Payment”), which amount shall be payable in a lump in cash as soon as reasonably practicable after January 1, 2016.

(d) Relocation Payment Agreement; Automobile. Subject to Executive’s continued employment through the Termination Date, his compliance with the Restrictive Covenants and the execution and effectiveness of the Release, the Company shall waive its rights under the Relocation Payment Agreement, by and between Executive and the Company, dated October 24, 2013, including without limitation the Company’s right to repayment of 50% of the relocation payments made to Executive pursuant to the Company’s relocation program. No later than the Termination Date, the Company shall take the necessary action to buyout the lease on the automobile provided to Executive as of the date hereof and transfer title of such automobile to Executive.

(e) Forfeiture and Recoupment Remedies. Notwithstanding anything the contrary, if at any time Executive violates or threatens to violate the Restrictive Covenants (as defined below) (i) at any time prior to the payment date of the Discretionary NQDC Amount or the payment date of the Covenant Payment, the Discretionary NQDC Amount and the Covenant Payment shall each (to the extent then unpaid) be automatically forfeited and become non-payable, or (ii) at any time following the payment date of the Discretionary NQDC Amount or the payment date of the Covenant Payment, Executive shall repay (to the extent previously paid and, if unpaid, the forfeiture provision in clause (i) shall apply) the full amount of each of the Discretionary NQDC Amount and the Covenant Payment to the Company within 30 days following Executive’s receipt of written notice from the Company of such violation. For purposes of the forfeiture and recoupment remedies applicable to the Discretionary NQDC Payment and Covenant Payment under this Section 2(e), notwithstanding Section 3, it shall be a violation of the Restrictive Covenants for Executive to provide services as a lawyer, either as in-house or outside counsel, with respect to the Company Business in the Geographic Area, if any such engagement or advice is being provided to an entity that is opposite or adverse to the Company, including in connection with a potential transaction. In addition, with respect to any incentive compensation paid or payable to Executive under the terms of the Company’s plans, the Company shall continue to have any rights and remedies available under the Company’s clawback policy as in effect on the Termination Date.

(f) Other Vested Benefits. Except as provided in this Agreement, Executive shall not be entitled to any other compensation or benefits from the Company or its subsidiaries or affiliates, other than for vested benefits under the terms of the Company’s retirement and welfare benefit plans of general applicability (excluding for this purpose benefits under any severance plan or policy of, or agreement with, the Company to which Executive shall have no entitlement).

3. Restrictive Covenants. In consideration of the foregoing, including without limitation, the Discretionary NQDC Amount and the Covenant Payment, Executive hereby agrees to be bound by the covenants set forth in Sections 3(a) through 3(e), which are referred to herein collectively as the “Restrictive Covenants”).

(a) Confidential Information. At all times during his employment and thereafter, Executive will not, for or on behalf of himself or any other person or entity, directly or indirectly, (i) use for Executive’s own benefit or the benefit of such other person or entity or to the detriment of the Company or (ii) disclose to any other party any Trade Secrets or Confidential Information of the Company or any person or entity affiliated with the Company. For purposes of this Agreement, (A) “Confidential Information” means information of the Company or of any person or entity affiliated with the Company which is non-public, proprietary, and confidential in nature but is not a Trade Secret and (B) “Trade Secrets” means information relating to the Company’s business or the business of any person or entity affiliated with the Company which derives economic value, actual or potential, from not being generally known to other persons and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including but not limited to, technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data and lists of actual or potential customers or suppliers.

(b) Non-Competition Covenant. While employed by the Company and thereafter until December 31, 2016, Executive is prohibited from, directly or indirectly, owning, managing, being employed by or providing services as an independent contractor, in any capacity, to, any enterprise that competes with the Company with respect to the Company Business as conducted in the Geographic Area. For purposes of this Agreement, (i) “Company Business” means all services and activities similar to all services and activities currently conducted by the Company, including without limitation, commercial and branch banking, international banking, brokerage services, institutional and government banking, credit cards, consumer finance, mortgage and personal and corporate trust services, and (ii) “Geographic Area” means any parish in the State of Louisiana or county in the state of Mississippi listed in Exhibit A.

(c) Non-Solicitation of Customers and Employees. While employed by the Company and thereafter until December 31, 2016, Executive is prohibited from, directly or indirectly, soliciting or inducing customers, vendors, suppliers, licensors and employees to cease their relationship with the Company, and also from, directly or indirectly, hiring any employee or other person retained by the Company or its subsidiaries or affiliates; provided, that, this covenant shall apply only to the extent that such solicitation or inducement relates, directly or indirectly, to the Company Business as conducted in the Geographic Area.

(d) Non-Disparagement. At all times during his employment and thereafter, Executive will refrain from publicly making any statement, verbal or otherwise, relating to the Company and its directors, officers, employees, agents, advisors or representatives, Executive’s employment with the Company or Executive’s termination of employment with the Company, including the reasons for or any of the events or circumstances surrounding such termination of employment, that could reasonably be understood as disparaging or damaging the reputation of the Company or its directors, officers, employees, agents, advisors or representatives; provided, however, that the foregoing shall not be deemed to prevent or impair Executive from truthfully testifying in any legal or administrative proceeding or truthfully responding to inquiries or requests for information by any regulator or auditor.

(e) Return of Property and Materials. Upon the earlier of (i) demand by the Company prior to the Termination Date and (ii) the Termination Date, Executive shall immediately return to the Company all property of the Company or any person or entity affiliated with the Company and all materials relating to the Company’s business, the business of any person or entity affiliated with the Company, or Executive’s employment hereunder, including all copies thereof, whether provided by the Company to Executive or prepared or otherwise obtained by Executive, including without limitation all materials containing any Trade Secrets or Confidential Information of the Company or any person or entity affiliated with the Company; any credit cards and security identification passes; all materials relating to the customers of the Company or any person or entity affiliated with the Company; all computers, communication devices or other electronic equipment, hardware, software and storage media provided by the Company or any person or entity affiliated with the Company; all other memoranda, correspondence, records and notes. Nothing stated herein shall prohibit Executive from retaining copies of any and all agreements between himself and the Company, and documents reflecting benefit plans or agreements which he is provided by the Company and any documents reflecting payments made to or from him to the Company.

(f) Reasonableness. Executive acknowledges that the restrictions set forth herein are necessary to prevent the use and disclosure of the Confidential Information and Trade Secrets and to otherwise protect the legitimate business interests and goodwill of the Company. Executive further acknowledges that all of the restrictions in this Agreement are reasonable in all respects, including duration, geographic scope and scope of activity. Executive agrees that the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions set forth in this Agreement. Executive agrees that he will be able to earn a livelihood without violating the Restrictive Covenants, including without limitation the non-competition covenant contained in Section 3(b).

(g) Enforcement. Executive acknowledges that his violation of any of the Restrictive Covenants will cause immediate, substantial and irreparable harm to the Company which cannot be adequately redressed by monetary damages alone. If Executive breaches or threatens to breach the Restrictive Covenants, in addition to the forfeiture and recoupment remedies described in Section 2(e), the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, other such remedies as may be available to the Company for such breach, including the recovery of monetary damages. If any portion of the Restrictive Covenants contained herein, or the application thereof, is construed to be valid or unenforceable, the other portions of the Restrictive Covenants or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in the Restrictive Covenants is held to be unenforceable because of the duration or scope or geographic scope thereof, then the court making such determination shall have the power to reduce the duration and limit the duration or scope or geographic scope thereof, and the Restrictive Covenants shall then be enforceable in their reduced form. For purposes of the Restrictive Covenants, references to the Company shall include its affiliates and subsidiaries.

4. Release of Claims. In consideration of the entering into of this Agreement and the payments and benefits provided for in Section 2, Executive agrees to execute a general release in favor of the Company in the form attached hereto as Exhibit B (the “Release”). Executive must execute the Release, if at all, during the 21-day period after the Termination Date and, if Executive fails to execute the Release within such period (or revokes the Release prior to it becoming effective), Executive’s entitlement to the payments and benefits under this Agreement that are conditioned on the effectiveness of the Release shall be forfeited.

5. Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The “Company” shall mean the Company as hereinbefore defined and any successor to it business and/or assets as aforesaid that assumes this Agreement by operation of law or otherwise.

6. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by Executive and the Company.

7. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without reference to principles of conflict of laws. The Company and Executive hereto irrevocably consent to jurisdiction in the courts of the State of Louisiana for resolution of any claim or dispute arising hereunder, and such shall be the exclusive forum for the resolution of such claim or dispute.

8. Taxes. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation, or, as applicable, may impute income for tax purposes with respect to any benefits under this Agreement.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10. Notices. Any notices required or permitted hereunder shall be addressed to the Company at its corporate headquarters, attention: General Counsel, or to Executive at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

11. Entire Agreement. This Agreement sets forth the entire agreement of the Company and Executive with respect to the subject matter hereof and shall supersede any other understandings or agreements between the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HANCOCK HOLDING COMPANY

By:
Name:
Title:

Carl J. Chaney

SCHEDULE A

Restricted Stock Awards

Grant Date	Restricted Shares Granted & Outstanding	Full Months Elapsed for Proration	Vested Restricted Shares	Forfeited Restricted Shares
November 17, 2009	4,475	60	4,475	0
November 16, 2010	5,527	49	4,514	1,013
November 21, 2011	8,509	37	5,247	3,262
November 15, 2012	7,358	25	3,066	4,292
November 21, 2013	7,620	13	1,651	5,969
October 24, 2013(1)	8,600	NA	8,600	0

(1)	This restricted stock grant was granted to Executive as a relocation bonus and will vest in full on the Termination Date.

EXHIBIT A

Geographic Area for Non-Competition and Non-Solicitation Covenants

•	Acadia Parish, Louisiana

•	Allen Parish, Louisiana

•	Ascension Parish, Louisiana

•	Assumption Parish, Louisiana

•	Avoyelles Parish, Louisiana

•	Beauregard Parish, Louisiana

•	Bienville Parish, Louisiana

•	Bossier Parish, Louisiana

•	Caddo Parish, Louisiana

•	Calcasieu Parish, Louisiana

•	Caldwell Parish, Louisiana

•	Cameron Parish, Louisiana

•	Catahoula Parish, Louisiana

•	Claiborne Parish, Louisiana

•	Concordia Parish, Louisiana

•	De Soto Parish, Louisiana

•	East Baton Rouge Parish, Louisiana

•	East Carroll Parish, Louisiana

•	East Feliciana Parish, Louisiana

•	Evangeline Parish, Louisiana

•	Franklin Parish, Louisiana

•	Grant Parish, Louisiana

•	Iberia Parish, Louisiana

•	Iberville Parish, Louisiana

•	Jackson Parish, Louisiana

•	Jefferson Davis Parish, Louisiana

•	Jefferson Parish, Louisiana

•	Lafayette Parish, Louisiana

•	Lafourche Parish, Louisiana

•	La Salle Parish, Louisiana

•	Lincoln Parish, Louisiana

•	Livingston Parish, Louisiana

•	Madison Parish, Louisiana

•	Morehouse Parish, Louisiana

•	Natchitoches Parish, Louisiana

•	Orleans Parish, Louisiana

•	Ouachita Parish, Louisiana

•	Plaquemines Parish, Louisiana

•	Pointe Coupee Parish, Louisiana

•	Rapides Parish, Louisiana

•	Red River Parish, Louisiana

•	Richland Parish, Louisiana

•	Sabine Parish, Louisiana

•	St. Bernard Parish, Louisiana

•	St. Charles Parish, Louisiana

•	St. Helena Parish, Louisiana

•	St. James Parish, Louisiana

•	St. John The Baptist Parish, Louisiana

•	St. Landry Parish, Louisiana

•	St. Martin Parish, Louisiana

•	St. Mary Parish, Louisiana

•	St. Tammany Parish, Louisiana

•	Tangipahoa Parish, Louisiana

•	Tensas Parish, Louisiana

•	Terrebonne Parish, Louisiana

•	Union Parish, Louisiana

•	Vermilion Parish, Louisiana

•	Vernon Parish, Louisiana

•	Washington Parish, Louisiana

•	Webster Parish, Louisiana

•	West Baton Rouge Parish, Louisiana

•	West Carroll Parish, Louisiana

•	West Feliciana Parish, Louisiana

•	Winn Parish, Louisiana

•	Forrest County, Mississippi

•	Hancock County, Mississippi

•	Harrison County, Mississippi

•	Hinds County, Mississippi

•	Jackson County, Mississippi

•	Lamar County, Mississippi

•	Lee County, Mississippi

•	Madison County, Mississippi

•	Pearl River County, Mississippi

•	Rankin County, Mississippi

•	Stone County, Mississippi

A- 1

EXHIBIT B

GENERAL RELEASE OF CLAIMS

1. I, Carl J. Chaney, for and in consideration of certain payments to be made and the benefits to be provided to me under the Retirement and Restrictive Covenant Agreement, dated as of November     , 2014 (the “Agreement”) with Hancock Holding Company (the “Company”) on the date this general release of claims in favor of the Company (the “General Release”) becomes irrevocable, and conditioned upon such payments and provisions, and subject to the provisions of Paragraphs 2, 3, and 4, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, partners, joint ventures, predecessors, insurers, agents, representatives, attorneys, adjustors and independent contractors, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which I ever had, now have, or hereafter may have, or which my heirs, personal representatives, successors, signs, attorneys, and executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to: (a) any and all claims for monetary damages which have been asserted, could have been asserted, or could be asserted now or in the future under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act of 1990, as amended; (b) any and all claims under any federal, state or local laws, including any claims under the Louisiana Employment Discrimination Law, as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, the WARN Act, the Family and Medical Leave Act, and the Executive Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, and any state human rights act; (c) any and all other claims under any local statutes under which I can waive my rights; (d) any and all claims pursuant to any contracts between the Company and me; (5) any common law claims now or hereafter recognized; (e) all claims for counsel fees and costs; and (f) all claims for incentive compensation awards under any plan or payroll practice, along with any claims under any state wage and hour laws.

2. If any claim is not subject to release, to the extent permitted by law, I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action proceeding, based on such a claim in which the Company is a party.

3. The General Release shall not apply to (a) any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have vested benefits to which I am entitled consistent with the terms of the plans, other than under any Company separation or severance plan or programs; (b) rights to indemnification I may have under the bylaws of the Company, applicable law, or as an insured under any directors’ and officers’ liability insurance policy now or previously in force; and (c) any right I may have to obtain contribution in the event of the entry of judgment against me as a result of any act or failure to act for which both I and the Company or any of its officers, directors or employees are jointly responsible. Further, notwithstanding the foregoing, this General Release is not intended to interfere with my right to file a charge with an administrative agency in connection with any claim I may have against the Company. However, by executing this Agreement, I hereby waive my right to recover, and agree not to seek any damages, remedies or other relief for myself in any proceeding I may bring before such agency or in any proceeding brought by such agency on my behalf.

4. The foregoing shall in no event apply to any claims that, as a matter of applicable law, are not waivable. The Company and I agree that nothing in this General Release prevents or prohibits me from: (a) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this General Release or the Agreement, or as required by law or legal process; (b) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, (c) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization, (d) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA, or (e) filing in good faith for and receiving any workers’ compensation benefits from the Company’s workers’ compensation carrier for any compensable injuries incurred during my employment. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, I agree to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. To the fullest extent provided by law, I agree and acknowledge, however, that I am waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding. To the extent I receive any monetary relief in connection with any such charge, action, investigation or proceeding, the Company will be entitled to an offset for the benefits made pursuant to this General Release, to the fullest extent provided by law.

5. The Company and I further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies. I retain the right to participate in any such action and to seek any appropriate non-monetary relief. I retain the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by me or in response to the government and such right is not limited by any non-disparagement claims. The Company and I agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law. For this reason, the right to communicate with the EEOC is a right that is protected by federal law and neither the General Release nor the Agreement prohibit or interfere with those rights. Notwithstanding the foregoing, I agree to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

6. Subject to the limitations of Paragraphs 2, 3, and 4, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

7. I hereby agree and recognize that my employment with the Company was permanently and irrevocably severed on December 31, 2014 (the “Termination Date”) and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

8. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

9. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the Company or any of its employees, agents, representatives or attorneys has made any representations to me concerning the terms or effects of this Release other than those contained herein.

10. I hereby acknowledge that I may accept this General Release by signing it and returning it to the Company, care of Rudi Thompson, Chief Human Resources Officer, [Hancock Holding Company, One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39502], within 21 days of my Terminated Date (or receipt of the General Release, if later). After executing this Release, I hereby acknowledge that I will have seven days to revoke this General Release (the “Revocation Period”) by indicating my desire to do so in writing delivered to Rudi Thompson, Chief Human Resources Officer at the address above (or by electronic mail delivery in “pdf” form to Rudi.thompson@hancockbank.com or by fax to 228-868-4627 by no later than 5:00 p.m. C.S.T. on the seventh day after the date I sign this General Release. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event that I revoke this Release, the Company shall not provide me with the payments and benefits described in Section 2 of the Agreement that are conditioned upon the effectiveness of this Release. The “effective date” of this Release shall be the eighth day after I sign this Release.

11. I hereby further acknowledge that the terms of Section 3 of the Agreement shall continue to apply and that I will abide by and fully perform such obligations.

Intending to be legally bound hereby, I execute the foregoing Release this             day of January, 2015.

Witness	Carl J. Chaney